Exhibit 99.1
Mannatech Reports First Quarter 2017 Financial Results

(COPPELL, Texas) May 9, 2017 - Mannatech, Incorporated (NASDAQ: MTEX), a global health and wellness company committed to transforming lives to make a better world, today announced financial results for its first quarter of 2017.

First Quarter Results

First quarter net sales for 2017 were $40.6 million, a decrease of $0.1 million, or 0.2% as compared to $40.7 million in the first quarter of 2016. Income (loss) from operations was $(2.0) million for the first quarter 2017, as compared to $0.5 million in the same period in 2016. Net income (loss) was $(1.2) million, or $(0.46) per diluted share, for the first quarter 2016, as compared to $0.6 million, or $0.21 per diluted share, for the first quarter 2016.

For the three months ended March 31, 2017, Mannatech’s operations outside of the Americas accounted for approximately 61.8% of Mannatech’s consolidated net sales.

First quarter 2017 Asia/Pacific net sales increased by $0.5 million, or 2.3%, to $21.9 million, as compared to $21.4 million for the same period in 2016. This increase was primarily due to a 7.9% increase in the number of active independent associates and members partially offset by a 5.1% decrease in revenue per active independent associate and member. During the three months ended March 31, 2017, the loyalty program increased sales by $0.3 million, as compared to the same period in 2016. Foreign currency exchange had the effect of increasing revenue by $0.7 million for the three months ended March 31, 2017, as compared to the same period in 2016. The currency impact is primarily due to the strengthening of the Korean Won, Australian Dollar, Japanese Yen, Taiwanese Dollar, New Zealand Dollar, and Hong Kong Dollar partially offset by the weakening of the Singapore Dollar and Chinese Yuan (Renminbi).

First quarter 2017 net sales for Europe, the Middle East and Africa (EMEA) decreased by $0.1 million, or 3%, to $3.2 million, as compared to $3.3 million for the same period in 2016. This decrease was primarily due to a 0.2% decrease in the number of active independent associates and members as well as a 2.9% decrease in revenue per active independent associate and member. During the three months ended March 31, 2017, the loyalty program in EMEA increased net sales by $0.1 million. Foreign currency exchange had the effect of increasing revenue by $0.3 million when the three-month period ending March 31, 2017 is compared to the same period in 2016.  The currency impact is primarily due to the strengthening of the South Africa Rand partially offset by the weakening of the British Pound.

For the three months ended March 31, 2017, net sales in the Americas decreased by $0.5 million, or 3.1%, to $15.5 million, as compared to $16.0 million for the same period in 2016. This decrease was primarily due to a 7.7% decline in the number of active independent associates and members partially offset by a 4.9% increase in revenue per active independent associate and member.

For the three-month period ended March 31, 2017, our net sales declined 2.5% on a Constant dollar basis (see Non-GAAP Financial Measures, below) as compared to the same period in 2016, while favorable foreign exchange caused a $0.9 million increase in GAAP net sales as compared to the same period in 2016.

Commission expenses for the three months ended March 31, 2017 increased by 8.6%, or $1.3 million, to $16.5 million, as compared to $15.2 million for the same period in 2016. For the three months ended March 31, 2017, commissions as a percentage of net sales increased to 40.6% from 37.4% for the same period in 2016 due to the commission expense on the pre-launch in certain Asia/Pacific markets of new products available after our annual convention held in April 2017.

Incentive costs for the three months ended March 31, 2017 increased by 50.0%, or $0.2 million, to $0.6 million, as compared to $0.4 million for the same period in 2016 due to new incentives in growth markets. For the three months ended March 31, 2017, incentives as a percentage of net sales increased to 1.4% from 0.9% for the same period in 2016.

The approximate number of new and continuing active independent associates and members who purchased our packs or products during the twelve months ended March 31, 2017 and 2016 were approximately 220,000 and 218,000, respectively. Recruitment of new independent associates and members decreased 3.8% during the three months ended March 31, 2017 as compared to the same period in 2016.  The number of new independent associate and member positions held by individuals in our network for the three months ended March 31, 2017 was approximately 22,900, as compared to 23,800 for the same period in 2016.

For the three months ended March 31, 2017, selling and administrative expenses increased by $0.5 million, or 6.3%, to $8.6 million, as compared to $8.1 million for the same period in 2016. The increase in selling and administrative expenses consisted of a $0.3 million increase in marketing related costs and a $0.3 million increase in payroll costs in our headquarters, Korea, Hong Kong, and Colombia offices, offset by $0.1 million decrease in stock based compensation expense.

Other operating costs, which include professional fees, travel and entertainment, bad debt, credit card processing fees, and other miscellaneous operating expenses, increased by $0.1 million, or 1.3% for the three months ended March 31, 2017, as compared to the same period in 2016. Included in this cost is a $0.5 million legal settlement. Partially offsetting increases in legal costs are decreases in travel and entertainment.

As of March 31, 2017, our cash and cash equivalents increased by 2.4%, or $0.7 million, to $29.4 million from $28.7 million as of December 31, 2016. Our inventory balance at March 31, 2017 was $13.4 million, compared to $12.0 million at December 31, 2016. During the quarter, we purchased inventory in advance of introducing new products at MannaFest℠ event in April and as part of the introduction of TruHealth to new markets, including inventory purchased for China. Our accounts payable balance at March 31, 2017 increased to $5.9 million, compared to $5.2 million at December 31, 2016, due to the purchase of inventory. At March 31, 2017, our commissions and incentives payable increased to $9.1 million from $8.8 million at December 31, 2016, due to timing of our commission payments. During the first quarter of 2017, we paid dividends of $0.3 million.

Non-GAAP Measures

In addition to results presented in accordance with GAAP, this press release and related tables include certain non-GAAP financial measures, including a presentation of constant dollar measures. We disclose operating results that have been adjusted to exclude the impact of changes due to the translation of foreign currencies into U.S. dollars, including changes in: Net Sales, Gross Profit, and Income from Operations.

We believe that these non-GAAP financial measures provide useful information to investors because they are an indicator of the strength and performance of ongoing business operations. The constant currency figures are financial measures used by management to provide investors an additional perspective on trends. Although we believe the non-GAAP financial measures enhance investors’ understanding of our business and performance, these non-GAAP financial measures should not be considered an exclusive alternative to accompanying GAAP financial measures. Please see the accompanying table entitled "Non-GAAP Financial Measures" for a reconciliation of these non-GAAP financial measures.

Conference Call

Mannatech will host a conference call to discuss the quarter’s results with investors on Wednesday, May 10, 2017 at 9 a.m. CDT, 10 a.m. EDT. The live call will be webcast and can be accessed on Mannatech’s website at http://ir.mannatech.com.

For those unable to listen to the live broadcast, a replay will be available shortly after the call. The toll-free replay number is (855) 859-2056 (International (404) 537-3406); the Conference ID to access the call is 14269069.

Individuals interested in Mannatech’s products or in exploring its business opportunity can learn more at Mannatech.com.

.

MANNATECH, INCORPORATED AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share amounts)

ASSETS	March 31, 2017 (unaudited)	December 31, 2016
Cash and cash equivalents	$29,447	$28,687
Restricted cash	1,511	1,510
Accounts receivable, net of allowance of $486 and $463 in 2017 and 2016, respectively	178	298
Income tax receivable	163	1,587
Inventories, net	13,416	11,961
Prepaid expenses and other current assets	3,625	3,483
Deferred commissions	3,214	3,229
Total current assets	51,554	50,755
Property and equipment, net	3,631	3,611
Construction in progress	1,050	1,012
Long-term restricted cash	6,936	6,429
Other assets	3,914	4,013
Long-term deferred tax assets, net	5,603	5,368
Total assets	$72,688	$71,188
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current portion of capital leases	$367	$357
Accounts payable	5,912	5,223
Accrued expenses	4,991	5,605
Commissions and incentives payable	9,116	8,799
Taxes payable	711	1,040
Current notes payable	999	801
Deferred revenue	8,355	8,156
Total current liabilities	30,451	29,981
Capital leases, excluding current portion	276	261
Long-term deferred tax liabilities	30	29
Long-term notes payable	427	567
Other long-term liabilities	1,448	1,465
Total liabilities	32,632	32,303

Commitments and contingencies

Shareholders’ equity:
Preferred stock, $0.01 par value, 1,000,000 shares authorized, no shares issued or outstanding	—	—
Common stock, $0.0001 par value, 99,000,000 shares authorized, 2,758,275 shares issued and 2,710,858 shares outstanding as of March 31, 2017 and 2,758,275 shares issued and 2,688,790 shares outstanding as of December 31, 2016	—	—
Additional paid-in capital	35,873	38,190
Retained earnings	5,747	7,331
Accumulated other comprehensive income	4,213	1,834
Treasury stock, at average cost, 47,417 shares as of March 31, 2017 and 69,485 shares as of December 31, 2016, respectively	(5,777)	(8,470)
Total shareholders’ equity	40,056	38,885
Total liabilities and shareholders’ equity	$72,688	$71,188

MANNATECH, INCORPORATED AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS – (UNAUDITED)
(in thousands, except per share information)

	Three Months Ended March 31,
	2017	2016
Net sales	$40,641	$40,708
Cost of sales	8,762	8,389
Gross profit	31,879	32,319

Operating expenses:
Commissions and incentives	17,081	15,618
Selling and administrative expenses	8,654	8,142
Depreciation and amortization expense	502	443
Other operating costs	7,676	7,580
Total operating expenses	33,913	31,783

Income (loss) from operations	(2,034)	536
Interest income (expense)	29	(13)
Other income, net	41	334
Income (loss) before income taxes	(1,964)	857

Income tax provision (benefit)	(717)	266
Net income (loss)	$(1,247)	$591

Earnings (loss) per common share:
Basic	$(0.46)	$0.22
Diluted	$(0.46)	$0.21

Weighted-average common shares outstanding:
Basic	2,701	2,696
Diluted	2,701	2,780

Non-GAAP Financial Measures

To supplement our financial results presented in accordance with generally accepted accounting principles in the United States (“GAAP”), we disclose operating results that have been adjusted to exclude the impact of changes due to the translation of foreign currencies into U.S. dollars, including changes in: Net Sales, Gross Profit, and Income from Operations. We refer to these adjusted financial measures as constant dollar items, which are non-GAAP financial measures. We believe these measures provide investors an additional perspective on trends. To exclude the impact of changes due to the translation of foreign currencies into U.S. dollars, we calculate current year results and prior year results at a constant exchange rate, which is the prior year’s rate. Currency impact is determined as the difference between actual growth rates and constant currency growth rates.

Three-month period ended (in millions, except percentages)	March 31, 2017		March 31, 2016	Constant $ Change
	GAAP Measure: Total $	Non-GAAP Measure: Constant $	GAAP Measure: Total $	Dollar	Percent
Net Sales	$40.6	$39.7	$40.7	$(1.0)	(2.5)%
Product	33.8	33.1	33.7	(0.6)	(1.8)%
Pack	5.7	5.5	5.8	(0.3)	(5.2)%
Other	1.1	1.1	1.2	(0.1)	(8.3)%
Gross Profit	31.9	31.2	32.3	(1.1)	(3.4)%
Income (Loss) from Operations	(2.0)	(2.3)	0.6	(2.9)	(483.3)%

About Mannatech

Mannatech, Incorporated offers a full body wellness experience through its global network of independent associates and members. With more than 20 years of experience and operations in 26 markets, Mannatech is committed to transforming lives. For more information, visit Mannatech.com.

Please Note: This release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally can be identified by use of phrases or terminology such as “may,” “will,” “should,” “could,” “would,” “expects,” “plans,” “intends,” “anticipates,” “believes,” “estimates,” “approximates,” “predicts,” “projects,” “potential,” and “continues” or other similar words or the negative of such terminology. Similarly, descriptions of Mannatech’s objectives, strategies, plans, goals or targets contained herein are also considered forward-looking statements. This release should be read in conjunction with all of its filings with the United States Securities and Exchange Commission and Mannatech cautions its readers that these forward-looking statements are subject to certain events, risks, uncertainties, and other factors. Some of these factors include, among others, Mannatech’s inability to attract and retain associates and members, increases in competition, litigation, regulatory changes, and its planned growth into new international markets. Although Mannatech believes that the expectations, statements, and assumptions reflected in these forward-looking statements are reasonable, it cautions readers to always consider all of the risk factors and any other cautionary statements carefully in evaluating each forward-looking statement in this release, as well as those set forth in its latest Annual Report on Form 10-K, and other filings filed with the United States Securities and Exchange Commission, including its current reports on Form 8-K. All of the forward-looking statements contained herein speak only as of the date of this release.

###

Contact Information:
Donna Giordano
Manager, Executive Office Administration
972-471-6512
ir@mannatech.com
www.mannatech.com